Syniverse Appoints Stephen C. Gray President and CEO

TAMPA, Fla. – February 25, 2015 – Syniverse today announced Stephen (Steve) C. Gray has been appointed the company’s President and Chief Executive Officer, effective immediately. A member of the Syniverse Board of Directors since January 2011, Gray was appointed Interim President and CEO in August 2014.

“Over the last six months of reviewing candidates, we determined that Steve is the ideal person to lead Syniverse,” said James A. Attwood, Jr., Chairman of the Syniverse Board of Directors. “As Interim President and CEO, Steve brought energy and focus to the business, led significant improvements to Syniverse’s operations, and reoriented the company around a strategy based on profitable growth, continued innovation, and investment in key areas to best address the needs of both our enterprise and mobile operator customers. We believe Steve’s leadership and knowledge of the business will propel Syniverse’s long-term success.”

As the leading mobile enabler for more than 1,500 enterprise and mobile operator customers around the globe, Syniverse has a vantage point and connection capability like no other in the market today, connecting enterprises and mobile operators to over 6 billion mobile devices around the globe.

“I am pleased and excited to take on the role as Syniverse President and CEO to continue the initiatives we began in August,” Gray said. “Thanks to the hard work of the mobile industry’s brightest employees combined with our unique assets and the support of The Carlyle Group, we have the right team and strategies in place to continue to enable our customers’ success, and I look forward to what’s ahead.”

About Syniverse
Syniverse is the leading global transaction processor that connects more than 1,500 mobile service providers, enterprises, ISPs and OTTs in nearly 200 countries and territories, enabling seamless mobile communications across disparate and rapidly evolving networks, devices and applications. We deliver innovative cloud-based solutions that facilitate superior end-user experiences through always-on services and real-time engagement. For more than 25 years, Syniverse has been simplifying complexity to deliver the promise of mobility – a simple, interoperable experience, anytime, anywhere. For more information, visit www.syniverse.com, follow Syniverse on Twitter or connect with Syniverse on Facebook.

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For more information:

Bobby Eagle
Syniverse Public Relations
+1 813.637.5050
bobby.eagle@syniverse.com